Exhibit 10.16

October 31, 2012

Via Electronic Delivery

Kristine McClintock Ball

Dear Kristine,

We are very pleased to offer you a position at Relypsa, Inc. (“Relypsa” or “Company”), subject to the conditions of this letter. Upon commencement of employment, your initial title will be Senior Vice President, Chief Financial Officer. This is a full-time position reporting to Gerrit Klaerner – President and Chief Operating Officer.

Subject to your accepting this offer and election to the position by the Board of Directors, your employment will begin on your first day of work with Relypsa, which is anticipated to be November 27, 2012 or a date which is agreed upon by both parties in writing.

Your initial base annual salary will be $270,000.00, payable in accordance with Relypsa’s standard payroll schedule. Your salary will be subject to adjustment pursuant to Relypsa’s employee compensation policies as may be in effect from time to time and periodic reviews by Relypsa.

In addition, you will be eligible for an incentive bonus for each fiscal year that you are employed at the Company. The incentive bonus (if any) will be awarded based on criteria for your goals for that year and approved by the Company’s Board of Directors. Your target bonus will be equal to 25% of your annual base salary. Any incentive bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The incentive bonus for that fiscal year will be paid only if you are employed by the Company at the time the bonus is earned. The determination of the Company’s Board of Directors with respect to your incentive bonus will be final and binding.

As a regular employee of Relypsa, you and your eligible dependents will be able to participate in Company-sponsored benefit plans, such as medical, dental, vision, life insurance and 401(k) as may be established from time to time by Relypsa and in accordance with Relypsa policies and the terms of those plans. In addition, you will be entitled to paid vacation in accordance with Relypsa’s vacation policy, as may be in effect from time to time.

Subject to approval by the Relypsa Board of Directors, you will be granted an option to purchase 1,850,000 shares of Relypsa’s Common Stock at an exercise price equal to the fair

Relypsa, Inc. 5301 Patrick Henry Drive Santa Clara CA 95054

Tel: 408-200-9500  Fax: 408-200-9700  Website: www.relypsa.com

Kristine McClintock Ball

October 31, 2012

market value per share of the Common Stock on the grant date as determined in good faith by Relypsa’s Board of Directors, which will be the next regularly scheduled meeting of the Relypsa Board of Directors after your first day of employment. The option will be granted pursuant to the terms and conditions of Relypsa’s 2007 Equity Incentive Plan (the “Plan”) and related agreements to be provided to you in the near future which will detail the terms and conditions related to the option you will receive. The stock option agreement will reflect a vesting schedule (with vesting conditioned on your Continuous Service (as defined in the Plan) to Relypsa on each vesting date) under which 25% of the shares shall vest upon completion of one year of employment and the remaining shares shall vest in successive equal monthly amounts upon completion of each of the next thirty six (36) months measured from and after the first anniversary of the first day of employment.

You will be required, as a condition of your employment with Relypsa, to sign and abide by Relypsa’s standard Proprietary Information and Inventions Agreement. By signing this letter agreement, you confirm to Relypsa that you have no contractual commitments or other legal obligations that would impede or prohibit you from performing your duties for Relypsa.

Employment with Relypsa is for no specific period of time. Your employment with Relypsa will be “at will,” meaning that either you or Relypsa may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and Relypsa on the matter of your employment being “at will”. Although your job duties, title, compensation and benefits, as well as Relypsa’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Relypsa (other than you).

While you render services to Relypsa, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with Relypsa. While you render services to Relypsa, you also will not assist any person or entity in competing with Relypsa, in preparing to compete with Relypsa or in hiring any employees or consultants of Relypsa.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Relypsa. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. We hope that you will accept our offer to join Relypsa. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate and original of this letter agreement and returning it to me.

Kristine McClintock Ball

October 31, 2012

This offer, if not accepted, will expire at the close of business on Wednesday, November 7, 2012. As required by law, your employment with Relypsa is contingent upon your providing legal proof of your identity and authorization to work in the United States.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Santa Clara County, California conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Each party will be responsible for their own costs and attorneys’ fees, other than the costs for JAMS, which shall be borne by the Company. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by court action instead of arbitration.

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I look forward to working with you. Your experience and knowledge will be a great addition to the team here at Relypsa.

Very truly yours,

RELYPSA, INC.

By:	/s/ Gerrit Klaerner
Gerrit Klaerner, President, Chief Operating Officer

I have read and accept this employment offer.

/s/ Kristine Ball	11/2/2012
SIGNATURE	DATE